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                                                                       EXHIBIT 5

(Translation of Loan Agreement between Schweizerische Kreditanstalt, Zurich, and Sihl-Zurcher Papierfabrik an der Sihl, Zurich [Sihl-Zurich Paper Mill on Sihl AG], dated August 10, 1995)

                                   To the management of
                                   Sihl, Zurcher Papierfabrik
                                   an der Sihl
                                   P.O. Box
                                   CH-8021 Zurich

                                   Zurich, August 10, 1996
                                   REF:  KRDT-SKA

Dear Sirs,

We refer to our recent discussion between Mr. W. Merz and Mr. Ch. Gut as well as Mrs. B. Fischer. We are pleased to confirm the renewal of your lines of credit:

1.  OPERATING FACILITY

    Line:            CHF 10'000'000. - (Swiss Francs ten million)

    Utilization:     With your current account No. 438 923-81

                     and/or existing or future foreign exchange accounts and/or in the form of fixed term loans for a period of up to 12 months.

                     Guarantees will be considered against this line of credit.

    Conditions:      For the CHF-Current account for the time being:

                     Interest:                6 % p.a.
                     Credit commission:       1/4% p.quarter
                                              1/4% p.quarter, less 35% federal
                                              withholding tax

                     We reserve the right to adjust interest rates to the conditions on the money and capital market at any time.

                     The current accounts, which are part of the Cash-Pool, are subject to the conditions of a separate Cash-Pool agreement.

                     Interest on foreign exchange accounts may be adjusted to market conditions without prior notice. The credit commission of 1/4% p.quarter will be calculated on the average utilization of the line of credit. Positive balances in foreign exchange do not earn interest.


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                     The interest rate for fixed term loans will be determined
                     at the time a loan is granted. It will be set in consideration of the conditions on the money and capital market.

     Closing dates:  Interest will be charged at the close of every quarter, be credited every 6 months. Interest on fixed term loans will be charged at maturity.

     Termination:    Both parties have the right to terminate this agreement at any time.

2.   FIXED TERM FACILITY

     Line:           CHF 9'000'000.-(Swiss Francs nine million)

     Utilization:    Fixed term loans for periods ranging from one month to
                     max. five years.

     Conditions:     The interest rate granted term loans will be determined
                     at the time a loan is granted. It will be set in consideration of the conditions on the money and capital market.

     Closing dates:  Interest on fixed term loans concluded for a period of
                     12 months will be charged every 6 months, otherwise at maturity.

     Termination:    Both parties have right to terminate this agreement at any time.


FOR BOTH LINES OF CREDIT THE FOLLOWING PROVISIONS APPLY:

* You will not, during the term of this agreement, provide specific collateral for any liability of the same kind without providing us with a collateral of the same value.

* You will provide us once a year with the balance sheet, statement of income as well as the report of the Group Auditors of your company. We confirm that we will treat these documents with utmost confidentiality.

Besides we refer to our "General Terms and Conditions" of our bank which are known to you and which form an integrated part of this credit agreement. This agreement replaces our letter dated February 17, 1994 in every respect.


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We hope that the good personal contact will continue to provide a basis for our cooperation and we wish you all the best for the current year.

                                   Yours truly,

                                   SCHWEIZERISCHE KREDITANSTALT

                                   Dr. Martin Wetter        Christian Gut